Exhibit 99.1

Hawk Reports Second Quarter Earnings of $.05 per share on an 11%
Increase in Revenues; Balance Sheet Strengthened

CLEVELAND, Ohio – July 28, 2003 – Hawk Corporation (NYSE: HWK) announced today net income of $.05 per diluted share for the second quarter of 2003, versus $.02 per diluted share in the comparable prior year period. The Company also reported that net sales for the second quarter of 2003 increased by 11 percent to $55.9 million from $50.3 million in the comparable prior year period. The effect of foreign currency exchange rates would have caused sales in the second quarter of 2003 to increase by 8 percent.

Income from operations increased $0.5 million or 16 percent, to $3.6 million, in the second quarter of 2003, compared to $3.1 million in the prior year period. As a percent of net sales, income from operations increased to 6.4 percent in the second quarter of 2003 from 6.2 percent in the comparable period of 2002. Contributing to the increase in operating income were the sales volume improvements, favorable product mix in the friction segment, manufacturing process cost reductions through the use of six sigma initiatives and control of administrative expenses for the period. Partially offsetting these improvements were continued manufacturing inefficiencies and a one-time write-off of idle equipment at the Company’s rotor manufacturing facility in Mexico which increased depreciation expense for the quarter by $0.4 million. Reported margins percentages were additionally dampened by a $0.9 million net sales increase against the year-ago quarter in component revenues in the motor segment which provided no contribution to gross margins.

The improved operating results, combined with an intense focus on working capital management allowed Hawk to reduce total debt by $16.7 million since the end of 2002 and to significantly improve its liquidity position as of June 30, 2003.

Ronald E. Weinberg, Hawk’s Chairman, Chief Executive Officer and President, said, “We are very pleased with our second quarter performance, which exceeded expectations. The economy remains difficult and our revenue increase was primarily the result of new product introductions and continued market share gains. We believe that we are outperforming our end markets as a whole. Additionally, through the focused efforts of our employees, we have been able to leverage these revenue gains into improved operating margins as a result of continued cost control initiatives, and we strengthened our balance sheet through a reduction of our working capital usage. We will continue to work actively to manage the business with a view toward continued balance sheet improvements.”

For the six month period ended June 30, 2003, net sales were $114.5 million, an increase of 14 percent from $100.2 million in the prior year’s comparable period. Income from operations for the same six month period increased $2.4 million or 53 percent, to $6.9 million from $4.5 million. As a percent of net sales, income from operations increased to 6.0 percent for the first six months of 2003 compared to 4.5 percent in the comparable period of 2002.

Business Segment Results
In the friction segment, second quarter net sales increased $4.8 million or 18 percent, to $31.9 million from $27.1 million in the year-ago period. On an exchange rate adjusted basis related to the segment’s foreign operations, net sales for the second quarter of 2003 increased by 11 percent. Primary drivers of the sales increase were new product introductions to customers in the construction and agriculture markets, increased sales to the aftermarket and fleet markets, increased global market penetration, and improved sales to the aircraft market. These increases were partially offset by a slight decline in sales to the truck market during the quarter.

The Company’s global business programs continue to benefit from new product introductions. Net sales at the Company’s Italian facility, on an exchange rate adjusted basis, increased 19 percent in the second quarter of 2003 compared to the same period in 2002, while net sales at the Company’s Chinese facility increased 47 percent during the same period. During the second quarter of 2003, the Company’s Chinese facility expanded its portfolio of products it can provide to the market when it began shipments of cellulose based (paper) friction materials and additional metallic based products to third-party customers.

During the second quarter of 2003, the friction segment completed the sale of certain assets associated with its original equipment automotive business. This transaction, while immaterial to the financial results of the quarter, provided the Company with improved cash flow, and will allow the segment to concentrate its efforts on its major markets.

Net sales in the friction segment for the six month period ended June 30, 2003 increased 19 percent to $63.2 million from $53.2 million in the comparable prior year period. In spite of continued softness in the economic environment of most of the end markets served by the Company, sales were benefited by new product introductions and continued market share gains during the period.

Income from operations in the friction segment during the second quarter of 2003 was $4.2 million, an increase of $1.3 million, or 45 percent, from $2.9 million in the comparable prior year period. The increase was primarily the result of the sales increase, production efficiencies, global sourcing programs, cost control initiatives and product mix. For the six month period ended June 30, 2003, income from operations increased $3.1 million, or 82 percent, to $6.9 million from $3.8 million in the comparable prior year period.

In the Company’s precision components segment, net sales decreased 3 percent to $16.6 million in the second quarter of 2003 from $17.1 million in the comparable prior year period. The decrease during the quarter was due to general weakness in the North American manufacturing markets served by the Company. Net sales for the six month period ended June 30, 2003 were up $1.4 million, or 4 percent, to $35.7 million from $34.3 million in the comparable prior year period.

The Company’s precision components segment initiated an advanced material and technology development initiative in the second quarter of 2003. This initiative, beginning with the receipt of high density CNC compaction equipment at its facility in Illinois, will allow the segment to begin competing in new powder metal component markets. The Company expects precision component segment sales to benefit from this new initiative beginning in 2004.

Income from operations in the precision components segment in the second quarter of 2003 was $0.5 million compared to $0.9 million during the second quarter of 2002. This decrease was primarily due to volume declines and product mix. Additionally, during the second quarter of 2003, the segment incurred expenses for the start-up of powder metal production capabilities at the Company’s Chinese facility. Utilizing the infrastructure established by the friction segment’s operation in China, the Company expects to begin shipping powder metal based precision components from Hawk’s newly expanded China facility during the fourth quarter of 2003. For the six month period ended June 30, 2003, income from operations increased 18 percent to $1.3 million from $1.1 million in the comparable prior year period.

Net sales in the Company’s performance racing segment, which consists of racing clutches and drive train components, were flat at $3.3 million in the second quarters of 2003 and 2002, respectively. Net sales for the six month period ended June 30, 2003 increased 1 percent to $7.3 million from $7.2 million in the comparable period.

Income from operations for the second quarter of 2003 was $0.2 million compared to break even results in the second quarter of 2002. Income from operations benefited from cost reduction initiatives. For the six month period ended June 30, 2003, income from operations was $0.6 million compared to $0.8 million in the comparable period of 2002.

In the Company’s motor segment, second quarter 2003 net sales increased $1.3 million, or 46 percent, to $4.1 million from $2.8 million in the year-ago period. Excluding the sale of the zero margin component product, net sales for the quarter were up 13 percent. These components, which are integral to the production of the segment’s primary product, were historically provided by the Company’s customers and not included in the sales price of the finished product. During 2003, the Company’s motor segment began purchasing significantly higher quantities of these components and selling them to its customers at cost.

Net sales for the six month period ended June 30, 2003 increased $2.8 million, or 51 percent, to $8.3 million from $5.5 million in the comparable prior year period. Excluding the sale of zero margin component product, net sales for the six month period were up 15 percent.

Loss from operations during the second quarter was $1.3 million compared to a loss of $0.7 million in the comparable quarter of 2002. The Company is still experiencing operating losses at its facility in Mexico related to increased production and employee training inefficiencies. In addition, during the second quarter of 2003, the segment took a charge of $0.4 million to recognize an impairment loss for assets no longer in use. For the six month period ended June 30, 2003, the loss from operations was $1.9 million compared to a loss of $1.2 million in the comparable prior year period.

Business Outlook
“To date, our sales results have exceeded growth expectations. The primary drivers of our gains were new product introductions and increased market share. Although we continue to expect improvement in the North American manufacturing economy this year, until the improvement actually occurs, we will maintain our previous guidance, which indicated a sales increase of 10 percent for the full year of 2003 compared to 2002. This guidance assumes our expectation that strength in the aerospace market experienced during the first half of the year will not continue throughout the second half,” said Mr. Weinberg. “We will also continue our focus on improving our balance sheet in order to support the Company’s strategic growth initiatives.”

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment and recreational vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components for industrial applications, including pump, motor and transmission elements, gears, pistons and anti-lock sensor rings. The Company’s performance automotive group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. The Company’s motor group designs and manufactures die-cast aluminum rotors for fractional and subfractional electric motors used in appliances, business equipment and HVAC systems. Headquartered in Cleveland, Ohio, Hawk has approximately 1,600 employees and 17 manufacturing, research and administrative sites in five countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning the full year of 2003 sales, market share, foreign operations, working capital and other statements that involve risks and uncertainties. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the ability of the Company to meet the existing terms of its credit facilities, including the numerous financial covenants and other restrictions; the effect of general economic and industry conditions and competition; the ability of the Company to begin generating profits from its facilities in Mexico and China and to turn a profit at the start-up operations at Hawk MIM; as the Company continues to expand internationally, the effect of changes in international laws and regulations and currency exchange rates; the effect of competition by manufacturers using new or different technologies; the ability of the Company to successfully negotiate new agreements with its unions as they come due; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; the continuity of business relationships with major customers; and the ability of the Company’s aircraft component products to meet stringent Federal Aviation Administration criteria and testing requirements. Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2002, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Tuesday, July 29, 2003 at 11:00 a.m. Eastern Time. An archive of the call will be available shortly after the end of the conference call on the Company’s web site.

Contact Information
Ronald E. Weinberg, Chairman, CEO and President
(216) 861-3553

Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net sales	$55,928	$50,349	$114,518	$100,153
Cost of sales	43,414	38,723	89,057	77,748

Gross profit	12,514	11,626	25,461	22,405
Selling, technical and administrative expenses	8,676	8,295	18,140	17,493
Amortization of intangibles	192	214	389	417

Total expenses	8,868	8,509	18,529	17,910
Income from operations	3,646	3,117	6,932	4,495
Interest expense, net	(2,721)	(2,483)	(5,454)	(4,871)
Other expense, net	(56)	(93)	(311)	(295)

Income (loss) before income taxes	869	541	1,167	(671)
Income tax provision (benefit)	400	302	579	(310)

Net income (loss) before cumulative effect of change in accounting principle	469	239	588	(361)
Cumulative effect of change in accounting principle, net of tax of $4,253				(17,200)

Net income (loss)	$469	$239	$588	$(17,561)
Basic earnings (loss) per share:
Earnings (loss) before cumulative effect of change in accounting principle	$.05	$.02	$.06	$(.05)
Cumulative effect of change in accounting principle, net of tax				(2.01)

Net income (loss) per basic share	$.05	$.02	$.06	$(2.06)

Diluted earnings (loss) per share:
Earnings (loss) before cumulative effect of change in accounting principle	$.05	$.02	$.06	$(.05)
Cumulative effect of change in accounting principle, net of tax				(2.01)

Net income (loss) per diluted share	$.05	$.02	$.06	$(2.06)

Other Data:
Depreciation	$3,145	$2,800	$5,854	$5,537

HAWK CORPORATION
CONSOLIDATED BALANCE SHEET (Unaudited)
(In Thousands)

	June 30,	December 31,
	2003	2002

ASSETS
Current assets
Cash and cash equivalents	$1,128	$1,702
Accounts receivable	36,618	32,761
Inventories	32,458	33,261
Deferred income taxes and other current assets	6,475	9,074

Total current assets	76,679	76,798
Property, plant and equipment, net	65,056	67,892
Goodwill	32,495	32,495
Other intangible assets	10,315	10,701
Other assets	5,480	5,982

Total assets	$190,025	$193,868

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$20,331	$17,851
Other accrued expenses	17,272	9,474
Bank facility	21,010	36,327
Current portion of long-term debt	2,598	3,103

Total current liabilities	61,211	66,755
Long-term debt	68,674	69,523
Deferred income taxes	6,256	6,233
Other	6,847	6,523
Shareholders’ equity	47,037	44,834

Total liabilities and shareholders’ equity	$190,025	$193,868

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